EXHIBIT 11


                   COMPUTATION OF NET INCOME PER COMMON SHARE

          (amounts in thousands except share and per share information)




                                            For the years ended December 31,
                                           1996          1995           1994

Income from continuing operations   $        93   $     1,508    $     1,969
Loss from discontinued operations            --        (4,034)        (1,700)
                                    -----------   -----------    -----------

Net income (loss) for primary
 earnings per share                 $        93   $    (2,526)   $       269
                                    ===========   ===========    ===========


Weighted average shares
 outstanding                          9,323,440     9,173,156      8,803,979
Common stock equivalents
 (net of common stock
  deemed reacquired)
 based on average market price          697,848       552,074        351,252
                                    -----------   -----------    -----------

Total equivalent shares for
 primary computation                 10,021,288     9,725,230      9,155,231
                                    ===========   ===========    ===========

Per share amounts:
  Primary:
Income from continuing operations   $.01          $ .16          $ .22
                                    ====          =====          =====
Loss from discontinued operations   $ --          $(.42)         $(.19)
                                    ====          =====          =====
Net income (loss)                   $.01          $(.26)         $ .03
                                    ====          =====          =====





Fully diluted earnings per share have been omitted as they approximate primary earnings per share.